Exhibit 99. 1

Press Release

October 18, 2007

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Christopher B. Redcay
	President and CEO	Chief Financial Officer
	336-538-1600	336-538-1600

MidCarolina Financial Corporation Announces 9% Increase in Third Quarter Net Income Available for Common Shareholders and 17% Increase in Net Income Available for Common Shareholders for the Nine Month Period

BURLINGTON, N.C.,—MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and nine-month periods ended September 30, 2007. For the third quarter of 2007, net income available for common shareholders was $1.1 million, a 9% increase compared to net income available for common shareholders of $1.0 million reported for the third quarter of 2006. Diluted earnings per common share increased to $0.23 for the third quarter, compared to $0.21 for the same period in 2006.

For the nine-month period ended September 30, 2007, MidCarolina reported net income available for common shareholders of $3.0 million an increase of 17% compared to $2.5 million reported for the same nine-month period in 2006. Diluted earnings per common share increased to $0.61 for the first nine-months of 2007, compared to $0.54 for the same nine-month period in 2006.

MidCarolina reported total assets of $ 462.3 million at September 30, 2007, an increase of 11% compared to the $417.6 million reported at September 30, 2006. Total loans, net of mortgages held for sale, on September 30, 2007 were $362.4 million, an increase of 19% from the level reported a year earlier. Deposit totals at September 30, 2007 were $ 384.6 million, an increase of 10% when compared to those totals as of September 30, 2006.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “We are very pleased with the results for the third quarter and first nine months of 2007. Our earnings have improved through enhanced operating efficiencies. The Company’s non-interest income has increased by 18% year-to-date, compared to our year-to-date non-interest expense growth rate of 6%. The Company’s earnings have been significantly enhanced by our ongoing diligence in managing our loan quality. Because of the Company’s positive asset quality results, we have not found it necessary to make additional provisions to the Bank’s loan loss reserve. Our third quarter demonstrated continued solid balance sheet growth in our loan portfolio. As we look to the remainder of 2007, we believe that we are well positioned to take advantage of future opportunities as they arise with our quality customer service and seasoned, high performing team members.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. MidCarolina offers full service brokerage services in its branches through Raymond James Financial Services, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina Financial Corporation’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina Financial Corporation’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended September 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$8,054	$7,069	13.9%
Interest expense	4,641	3,812	21.8%
Net interest income	3,413	3,257	4.8%
Provision for loan losses	—	35	-100.0%
Net interest income after provision for loan losses	3,413	3,222	5.9%
Noninterest income	657	610	7.7%
Noninterest expense	2,325	2,263	2.7%
Income before income tax expense	1,745	1,569	11.2%
Provision for income taxes	540	460	17.4%
Net income	1,205	1,109	8.7%
Dividends on preferred stock	104	103	1.0%
Net income available to common shareholders	1,101	1,006	9.4%

PER SHARE DATA
Earnings per common share, basic	$0.24	$0.23	4.4%
Earnings per common share, diluted	0.23	0.21	9.5%

Shares outstanding, basic	4,547,515	4,335,641
Shares outstanding, diluted	4,867,713	4,759,506

	For the Nine Months Ended September 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$23,028	$19,899	15.7%
Interest expense	13,117	10,265	27.8%
Net interest income	9,911	9,634	2.9%
Provision for loan losses	—	394	-100.0%
Net interest income after provision for loan losses	9,911	9,240	7.3%
Noninterest income	1,993	1,691	17.9%
Noninterest expense	7,171	6,740	6.4%
Income before income tax expense	4,733	4,191	12.9%
Provision for income taxes	1,444	1,340	7.8%
Net income	3,289	2,851	15.4%
Dividends on preferred stock	313	312	0.3%
Net income available to common shareholders	2,976	2,539	17.2%

PER SHARE DATA
Earnings per common share, basic	$0.66	$0.59
Earnings per common share, diluted	0.61	0.54

Shares outstanding, basic	4,532,192	4,320,421
Shares outstanding, diluted	4,868,230	4,743,036

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	1.05%	0.97%
Return on average common equity	17.47%	17.58%
Net yield on average earning assets	3.05%	3.44%
Equity to assets ratio, end of period	6.73%	6.25%
Allowance for loan losses as a percentage of total loans, end of period	1.14%	1.41%
Non-performing assets as a percentage of total assets, end of period	0.51%	0.54%
Ratio of net charge-offs to average loans outstanding	0.02%	0.06%

	As of September 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$362,442	$304,679	19.0%
Allowance for loan losses	4,142	4,302	-3.7%
Loans, net of allowance for loan losses	358,300	300,377	19.3%
Securities, available for sale	70,338	74,721	-5.9%
Total Assets	462,328	417,585	10.7%

Deposits:
Noninterest-bearing deposits	33,996	37,573	-9.5%
Interest-bearing demand and savings	88,575	76,395	15.9%
CD’s and other time deposits	262,008	235,148	11.4%
Total deposits	384,579	349,116	10.2%
Borrowed funds	35,000	31,000	12.9%
Trust preferred securities	8,764	8,764	0.0%
Total interest-bearing liabilities	394,347	351,307	12.3%
Shareholders’ equity	31,101	26,084	19.2%